Exhibit 35.1

NISSAN MOTOR ACCEPTANCE COMPANY LLC

OFFICER’S CERTIFICATE

The undersigned, Kevin J. Cullum, President and Chief Executive Officer of NISSAN MOTOR ACCEPTANCE COMPANY LLC, a Delaware limited liability company (the “Company”), does hereby certify, in his capacity as such officer, as follows:

(1) The undersigned has caused a review of the activities of the Company, in its capacity as Servicer, during the 12-month period ended March 31, 2025 (the “Reporting Period”), and of its performance pursuant to the Sale and Servicing Agreement, dated as of February 23, 2022 (the “Agreement”), by and among the Company, individually and as servicer, Nissan Auto Receivables Company II LLC, as seller, Nissan Auto Receivables 2022-A Owner Trust, and U.S. Bank Trust Company, National Association, as indenture trustee, to be conducted under his supervision; and

(2) To the best of the undersigned’s knowledge, based upon such review, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

This Officer’s Certificate is being furnished pursuant to Item 1123 of the Securities and Exchange Commission’s Regulation AB for publicly-issued asset-backed securities. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

IN WITNESS WHEREOF, I have set my hand effective as of the 25th day of June 2025.

/s/ Kevin J. Cullum
Kevin J. Cullum
President and Chief Executive Officer